Exhibit 99.1

CHEMTURA CORPORATION

2012 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

ESTABLISHMENT

The Chemtura Corporation 2012 Employee Stock Purchase Plan (the “Plan”) is hereby established by Chemtura Corporation (the “Company”), the purpose of which is to provide a method whereby employees of the Company or any Designated Subsidiary (as defined herein), will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Plan is also established to help promote the overall financial objectives of the Company’s stockholders by encouraging those persons participating in the Plan to achieve long-term growth in stockholder equity. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, the Company may establish one or more sub-plans of the Plan which do not meet the requirements of Section 423 of the Code for employees of Designated Subsidiaries in countries outside of the United States in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the Plan with the laws and requirements of such countries in order to allow such employees to purchase shares of Common Stock in a manner similar to the Plan.

ARTICLE II

DEFINITIONS

The following words and phrases, as used herein, shall have the meanings indicated unless the context clearly indicates to the contrary:

2.01 “Account” shall mean the bookkeeping account established on behalf of a Participant to which is credited all contributions paid for the purpose of purchasing Common Stock under the Plan, and to which shall be charged all purchases of Common Stock, or withdrawals, pursuant to the Plan. Such Account shall remain unfunded as described in Section 8.11 of the Plan.

2.02 “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. Any “Relative” (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose. Neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Common Stock.

2.03 “Agreement” shall mean, either individually or collectively, any subscription, enrollment, contribution and/or withholding agreement, in the form (which may be in electronic form) prescribed by the Committee, entered into pursuant to the Plan between the Company or a Designated Subsidiary and a Participant. Such Agreement shall be an authorization for the Company or a Designated Subsidiary to withhold amounts from such Participant’s Compensation (or to receive amounts in such other manner where payroll deductions are prohibited under applicable law), at the Contribution Rate specified in the Agreement, to be applied to purchase Common Stock.

2.04 “Beneficiary” shall mean the person specified by a Participant in his or her most recent written designation that is filed with the Committee to receive any benefits under the Plan in the event of such Participant’s death, in accordance with Section 8.01 (or such other person who is entitled to receive any benefits under the Plan in the event of the Participant’s death as determined under applicable law).

2.05 “Board” shall mean the Board of Directors of the Company.

2.06 “Change in Control” shall mean the occurrence of any one or more of the following events:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(ii) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) in one or a series of related transactions during any twelve month period, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(iii) during any one-year period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (ii), (iv) or (v) of this definition of “Change in Control” or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the one-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iv) a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (or the ultimate parent company of the Company or such surviving entity); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subparagraphs (ii) and (iii)) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(v) the consummation of a sale or disposition of all or substantially all the assets of the Company, in one or a series of related transactions during any twelve month period, other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

2.07 “Commission” shall mean the Securities and Exchange Commission or any successor entity or agency.

2.08 “Committee” shall mean the Compensation Committee or the Plan Manger to whom the Committee delegates authority under the Plan in accordance with Section 7.02.

2.09 “Compensation” shall mean, for the relevant period, (a) the total compensation paid in cash to a Participant by the Company and/or a Designated Subsidiary, including salaries, wages, commissions, overtime pay, shift premiums, bonuses, vacation and holiday pay, and incentive compensation, plus (b) any pre-tax contributions made by a Participant under Section 401(k) or 125 of the Code. Compensation shall exclude non-cash items, moving or relocation allowances, geographic hardship pay, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance or notice pay, fringe benefits, contributions (except as provided in clause (b) of the immediately preceding sentence) or benefits received under employee benefit or deferred compensation plans or arrangements, income attributable to stock options and similar items.

2.10 “Compensation Committee” means the Compensation Committee of the Board of Directors.

2.11 “Common Stock” shall mean shares of common stock of the Company, $0.01 par value.

2.12 “Contribution Rate” shall be that rate of contribution of Compensation to the Plan stated in the Agreement, subject to determination in accordance with Article IV.2.13 “Designated Subsidiary” shall mean any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

2.14 “Effective Date” shall mean the date of approval of the Plan by the shareholders of the Company in accordance with applicable law.

2.15 “Eligible Employee” shall mean, with regard to an Offering Period, any individual who is employed on a full-time or part-time basis by the Company or a Designated Subsidiary on the first day of such Offering Period, except that the Committee in its sole discretion may exclude:

(i) all employees whose customary employment is for not more than five months in any calendar year;

(ii) all employees who are considered to be a highly compensated employee of the Company or Designated Subsidiary within the meaning of Section 414(q) of the Code;

(iii) all employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code);

(iv) all employees who have been an employee of the Company and its Affiliates for less than three months prior to the first day of such Offering Period; and

(v) all individuals who provide services to the Company or a Designated Subsidiary as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

As of the Effective Date, and unless and until the Committee determines otherwise, (a) those employees described in clause 2.15(i) are excluded from the class of Eligible Employees, and (b) those employees described in clause 2.15(iv) who have been an employee of the Company or a Designated Subsidiary for less than 30 days prior to the first day of an Offering Period are excluded from the class of Eligible Employees.

2.16 “Enrollment Date” shall mean the date selected by the Committee, which until another date is selected by the Committee shall be the first day of each Plan Year.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

2.18 “Exercise Date” shall mean the last day of each calendar quarter during each Offering Period.

2.19 “Fair Market Value” of a share of Common Stock as of a given date shall mean: (i) if the Common Stock is listed or admitted to trading on an established stock exchange (including, for this purpose, the New York Stock Exchange (“NYSE”)), the mean of the highest and lowest sale prices for a share of the Common Stock on the composite tape or NYSE trading as reported in The Wall Street Journal (or, if not so reported, such other nationally recognized reporting source as the Committee shall select) for such date, or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; or (ii) if the Common Stock is not then listed or admitted to a trading on such a stock exchange, the fair market value of a share of Common Stock determined by such other reasonable valuation method as the Board or the Compensation Committee shall, in its discretion, select and apply in good faith as of such date taking into account the requirements of Section 409A of the Code.

2.20 “Measurement Date” shall mean the first Trading Day of each Offering Period, provided that the first Measurement Date shall be July 2, 2012.

2.21 “Offering Period” shall mean a period as determined by the Committee at the end of which a Participant’s Option may be exercised and the accumulated value of the Participant’s Account applied to purchase Common Stock. Unless otherwise specified by the Committee, the initial Offering Period will begin on July 1, 2012 and end on September 30, 2012.

Thereafter, each successive Offering Period shall commence at quarterly intervals on the first day of each calendar quarter during the term of the Plan, and each Offering Period shall last for one quarter, ending on the last day of each such quarter. Accordingly, unless the Committee determines otherwise, except for the first Plan Year, four separate Offering Periods shall commence in each Plan Year during which the Plan remains in existence. The duration of Offering Periods may be changed by the Committee, or the Board pursuant to Section 3.06 or 5.04 hereof.

2.22 “Option” shall mean the right to purchase the number of shares of Common Stock specified in accordance with the Plan at an Option Price and for a term fixed in accordance with the Plan, and subject to such other limitations and restrictions as may be imposed by the Plan or the Committee in accordance with the Plan.

2.23 “Option Price” shall mean an amount equal to eighty-five percent (85%) of the lesser of (i) the Fair Market Value of a share of Common Stock on the Exercise Date (provided that if the Exercise Date is not a Trading Day then the applicable value for this clause 2.23 (i) shall be the Fair Market Value of a share of Common Stock on the last Trading Day immediately preceding the Exercise Date) or (ii) the Fair Market Value of a share of Common Stock on the Measurement Date.

2.24 “Participant” shall mean an Eligible Employee who satisfies the eligibility conditions of Article III, and to whom an Option has been granted in accordance with the terms of the Plan.

2.25 “Plan Year” shall mean the calendar year; provided that the first Plan Year shall be the period from July 1, 2012 to December 31, 2012. The Committee may at any time designate another period as the Plan Year.

2.26 “Reserves” shall mean the number of shares of Common Stock covered by each Option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet sold under an Option.

2.27 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

2.28 “Subsidiary” shall mean any present or future corporation, domestic or foreign, which is or would be a “subsidiary corporation,” as defined under Section 424(f) of the Code, of the Company.

2.29 “Trading Day” shall mean a day on which is open the primary stock exchange on which the Common Stock is traded.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Initial Eligibility. Any individual who is otherwise an Eligible Employee and who is employed with the Company or a Designated Subsidiary on the Effective Date may participate in the Plan immediately beginning with the first Offering Period in the first Plan Year. Any individual who is otherwise an Eligible Employee and becomes employed with the Company or a Designated Subsidiary after the Effective Date, unless and until the Committee determines otherwise, may participate in the Plan commencing with the first Offering Period that commences following the date such individual becomes an Eligible Employee.

3.02 Leave of Absence. A Participant shall be eligible to continue participating in the Plan while such individual is on sick leave, short-term disability leave or other paid leave of absence approved by the Company or a Designated Subsidiary or required under applicable law.

3.03 Eligibility Restrictions. Notwithstanding any provisions of the Plan to the contrary, no employee of the Company or a Designated Subsidiary shall be granted an Option under the Plan or be eligible to participate in the Plan:

(a) if, immediately after the Option is granted, such employee would own or be considered to own, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary (for purposes of this Section 3.03(a), the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee, and stock that the employee may purchase under outstanding Options (whether or not such Options qualify for the special tax treatment afforded by Section 421(a) of the Code) shall be treated as stock owned by the employee); or

(b) if such Option would permit such employee’s rights to purchase stock under the Plan and any other employee stock purchase plans of the Company or any Subsidiary in an amount which, in the aggregate, would exceed $25,000 (or such other amount as may be adjusted from time to time under applicable provisions of the Code or the regulations promulgated thereunder) in Fair Market Value of Common Stock (determined at the time such Option is granted) for each calendar year in which the Option is outstanding at any time. For purposes of applying the foregoing sentence of this Section3.03(b), the applicable limit shall be determined by multiplying (x) the number of shares of Common Stock acquired during each respective Offering Period by a Participant by (y) the Fair Market Value of the Common Stock on the first Measurement Date of the Offering Period to which such shares relate.

3.04 Participation.

(a) An Eligible Employee may commence participation by completing an Agreement and submitting it to the designated administrator prior to the applicable Enrollment Date; provided that an individual that first becomes an Eligible Employee after such Enrollment Date may commence participation for the first subsequent Offering Period by completing an Agreement and submitting it to the designated administrator prior to the first date of the Offering Period immediately following the date on which such employee becomes an Eligible Employee. Any Eligible Employee who elects to participate in the Plan pursuant to this Section 3.04(a) is referred to as a Participant. To the extent consistent with Section 423 of the Code, Eligible Employees who are members of a collective bargaining unit shall be deemed to have declined to participate in the Plan during the period the Eligible Employees’ bargaining unit rejects the Company’s offer to permit such Eligible Employees to participate in the Plan. Once an Eligible Employee becomes a Participant in the Plan such Eligible Employee shall remain a Participant for successive Offering Periods in the Plan Year to which such election relates as well as successive Offering Periods occurring in subsequent Plan Years until such Participant withdraws from the Plan (which, for the sake of clarity, shall only apply to Offering Periods that have not commenced) in accordance with Article VI.

(b) Any payroll deductions for a Participant shall be made in accordance with Article IV and shall be made on each payroll date occurring during an Offering Period. For the avoidance of doubt, all payroll deductions shall be considered to apply to the Offering Period during which the payroll date occurs, regardless of the service period to which the compensation relates.

3.05 Option Grant. On the Measurement Date with respect to each Offering Period, each Participant participating in the Offering Period shall be granted an Option to purchase on the Exercise Date during such Offering Period (at the appropriate Option Price) up to the number of shares of Common Stock as determined by dividing the particular Participant’s payroll deductions that are made in accordance with Section 3.04(b) and Article IV and have accumulated prior to such Exercise Date and retained in such Participant’s Account as of that Exercise Date by the appropriate Option Price. Such purchase of shares of Common Stock shall be subject to the limitations under Sections 3.03 and 3.09. Exercise of the Option shall occur as provided in Section 3.07. The Committee may determine that there shall be no Options granted under the Plan for any particular Offering Period.

3.06 Offering Period. The Plan shall be implemented by consecutive Offering Periods of Common Stock. Each Agreement shall specify the initial Offering Period for which the Option is granted, which shall be determined by the Committee in accordance with the Plan, and shall be deemed to apply to all successive Offering Periods during the same and successive Plan Years, until terminated in accordance with the Plan. The Committee shall have the authority to change the duration of Offering Periods, including the commencement dates thereof, with respect to future offerings without approval of the Company’s stockholders. Under such circumstances, any change to the Offering Periods shall be announced at least ten days prior to the scheduled beginning of the initial Offering Period to be affected. In no event, however, shall an Offering Period extend beyond the period permitted under Section 423(b)(7) of the Code.

3.07 Exercise of Option. The Option for the purchase of Common Stock shall be exercised automatically on the Exercise Date during an Offering Period, and the maximum number of full shares of Common Stock subject to the Option shall be purchased for such Participant at the applicable Option Price, using the accumulated payroll deductions retained in a Participant’s Account in accordance with Section 3.04(b) and Article IV, subject to the limitations under Sections 3.03 and 3.09. No fractional shares shall be purchased. Any payroll deductions accumulated in an Account that are not sufficient to purchase a full share of Common Stock shall be retained in the Account for the next Offering Period; provided, that at the effective date of a Participant’s withdrawal from the Plan any monies remaining in the Participant’s Account shall be returned to the Participant or the Participant’s Beneficiary in cash, without interest. The Committee shall have the authority to change the Exercise Date designated in the Plan with respect to subsequent Offering Periods without approval of the Company’s shareholders.

3.08 Delivery of Stock.

(a) As promptly as practical after each Exercise Date on which a purchase of Common Stock occurs, the Company shall arrange the delivery to each Participant, or the Participant’s Beneficiary, of a certificate (or the equivalent if such shares are held in electronic or book entry form) representing the shares of Common Stock purchased upon exercise of such Participant’s Option, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee, unless the Participant has delivered to the Participant’s administrator a written election specifying alternative delivery instructions for such shares. Shares of Common Stock issued upon exercise of an Option and delivered to or for the benefit of a Participant or Beneficiary will be registered in the name of such Participant or Beneficiary, or in the name of such broker or other intermediary that may hold such shares on behalf of such Participant or Beneficiary, as the case may be. Alternatively, at the direction of a Participant through written notice to the Committee at least ten days prior to the applicable Exercise Date, such shares shall be registered in the names of such Participant and one other person as may be designated by the Participant (or in the name of such broker or other intermediary acting for such persons), as joint tenants with rights of survivorship, community property or as tenants by the entirety, to the extent permitted by applicable law.

(b) The Committee may require a Participant or a Participant’s Beneficiary to give prompt written notice to the Company concerning any disposition of shares of Common Stock received upon the exercise of such Participant’s Option within: (i) two years from the date of granting of such Option to such Participant, (ii) one year from the transfer of such shares of Common Stock to such Participant, or (iii) such other period as the Committee may from time to time determine.

3.09 Maximum Number of Shares. Prior to the commencement of an Offering Period, the Committee may determine the maximum number of shares of Common Stock that a Participant may purchase during such Offering Period or a formula that complies with the requirements of Section 423 of the Code and the regulations promulgated thereunder by which the maximum number of shares of Common Stock that a Participant may purchase during such Offering Period shall be computed; provided, however, in no event shall all Participants be permitted to purchase more than (a) 100,000 shares of Common Stock during any one Offering Period or (b) 250,000 shares of Common Stock during any one Plan Year. Subject to the limits imposed under this Section 3.09, the maximum number of shares of Common Stock that may be purchased by each Participant in (A) any Offering Period shall be 1,250 shares and (B) any Plan Year shall be 5,000 shares.

3.10 Withholding. At the time an Option is exercised, or at the time some or all of the Common Stock that is issued under the Plan is disposed of, the Company may withhold from any Compensation or other amount payable to the applicable Participant, or require such Participant to remit to the Company (or make other arrangements satisfactory to the Company, as determined in the Committee’s discretion, regarding payment to the Company of), the amount necessary for the Company to satisfy any Federal, state, local or non-U.S. taxes required by law to be withheld with respect to the shares of Common Stock subject to such Option or disposed of, as a condition to delivery of any certificate or certificates (or the equivalent if such shares are held in electronic or book entry form) for any such shares of Common Stock. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any Federal, state, local or non-U.S. tax or withholding obligations with respect to such payments.

Article IV

PAYROLL DEDUCTIONS

4.01 Contribution Rate.

(a) At the time a Participant files an Agreement with the Company authorizing payroll deductions, the Participant must elect to have payroll deductions made on each payroll date occurring during the Offering Period, and such Contribution Rate must be a minimum of one percent (1%) and a maximum of ten percent (10%) of the Participant’s Compensation in effect on each such payroll date during the Offering Period, unless the Committee determines otherwise in a manner applicable uniformly to all Participants. The payroll deductions shall only be made in whole percentages of the Participant’s Compensation. Participants may not make any separate cash payments outside payroll deductions under the Plan, except as otherwise provided in Section 5.04(d) in the event of a Change in Control.

(b) A Participant may discontinue participation in the Plan as provided in Article VI, but may not elect to increase or decrease the rate of his or her payroll deductions during a Plan Year.

(c) Notwithstanding the foregoing provisions of this Section 4.01, the Committee may decrease a Participant’s Contribution Rate, but not below zero percent (0.0%), at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the Code or Section 3.03 of the Plan. Payroll deductions shall recommence at the rate provided in such Participant’s Agreement as of the first Offering Period that is scheduled to begin in the following Plan Year, unless the Participant withdraws from the Plan in accordance with Article VI or a reduced rate is otherwise necessary under the preceding sentence.

4.02 Participant Account. All payroll deductions made for a Participant shall be credited to the Participant’s Account under the Plan.

4.03 Interest. No interest shall accrue on the payroll deductions of a Participant under the Plan unless otherwise required under applicable law. In addition, no interest shall be paid on any and all money that is distributed to a Participant, or the Participant’s Beneficiary, pursuant to the provisions of Sections 6.01 and/or 6.03.

4.04 Other Modes of Contribution. The provisions of this Article IV shall not apply to Participants in countries outside of the United States where payroll deductions are prohibited under local law. Such Participants shall be permitted to make contributions under the Plan through such other form(s) of contribution which may be permitted under local law and which is specified under an applicable sub-plan.

Article V

COMMON STOCK

5.01 Shares Provided.

(a) The maximum number of shares of Common Stock that may be issued under the Plan (including any sub-plan established pursuant to Section 7.03 shall be 1,000,000 shares of Common Stock. This number is subject to an adjustment upon any changes in capitalization of the Company as provided in Section 5.04.

(b) Any shares of Common Stock that cease to be subject to an Option or are forfeited or any shares subject to an Option that terminates without issuance of shares of Common Stock actually being made to the Participant shall again be available under the Plan.

(c) If the number of shares of Common Stock that Participants become entitled to purchase under the Plan is greater than the shares of Common Stock offered in a particular Offering Period or remaining available under the Plan, the available shares of Common Stock shall be allocated by the Committee among such Participants in such manner as the Committee determines is fair and equitable.

5.02 Participant Interest. The Participant shall have no interest as a shareholder, including, without limitation, voting or dividend rights, with respect to shares of Common Stock covered by the Participant’s Option until such Option has been exercised in accordance with the Plan and the Agreement.

5.03 Restriction of Shares Upon Exercise. The Committee may, in its discretion, require as conditions to the exercise of any Option that the shares of Common Stock reserved for issuance upon the exercise of the Option shall have been duly listed upon a stock exchange, and that either:

(a) a registration statement under the Securities Act with respect to the shares shall be effective, or

(b) the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Committee, that it is the Participant’s intention to purchase the shares for investment and not for resale or distribution.

5.04 Changes in Capital.

(a) Subject to any required action by the shareholders of the Company, upon changes in the outstanding Common Stock by reason of a stock split, reverse stock split, stock dividend, combination or exchange of shares, merger, recapitalization, consolidation, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend or a supplemental stock distribution under the Company’s plan of reorganization), reorganization, reclassification, or increase or decrease in the number of shares of capital stock of the Company effected without receipt of full consideration therefor, or any other similar change affecting the Company’s capital structure, the Committee shall make appropriate adjustments, in its discretion, to, or substitute, as applicable, the number, class and kind of shares of Common Stock available for Options under the Plan, outstanding Options and the Reserves, the maximum number of shares that a Participant may purchase per Offering Period, the Option Prices of outstanding Options and any other characteristics or terms of the Options or the Plan as the Committee shall determine are necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional shares as shall be reasonably determined by the Committee; provided further, however, that any such adjustment shall only be effective to the extent that it would not cause any Option to fail to qualify as an Option within the meaning of Section 423 of the Code. Notice of any such adjustment shall be given by the Committee to each Participant whose Option has been adjusted and such adjustment, whether or not such notice has been given, shall be effective and binding for all purposes of the Plan.

(b) The existence of the Plan and any Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a Subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Common Stock, the authorization or issuance of additional shares of Common Stock, the dissolution or liquidation of the Company or any Subsidiary, any sale or transfer of all or part of the Company’s or a Subsidiary’s assets or business or any other corporate act or proceeding.

(c) The Board or the Committee may at any time terminate an Offering Period then in progress and provide, in its discretion, that Participants’ then outstanding Account balances shall be used to purchase shares pursuant to Article III or returned to the applicable Participants.

(d) In the event of a Change in Control, the Committee may, in its discretion:

(i) permit each Participant to make a single sum payment with respect to the Participant’s outstanding Option before the Exercise Date up to the amount the Participant would have contributed as determined by the Committee for the payroll periods remaining until the Exercise Date, and provide for termination of the Offering Period then in progress and purchase of shares pursuant to Article III; or

(ii) provide for payment in cash to each Participant of the amount standing to the Participant’s Account (and not used to exercise an Option or otherwise paid to such Participant) plus an amount equal to the highest value of the consideration to be received in connection with such transaction for one share of Common Stock, or, if higher, the highest Fair Market Value of the Common Stock during the thirty consecutive Trading Days immediately prior to the closing date or expiration date of such transaction, less the Option Price of the Participant’s Option (determined for all purposes of this Section 5.04 (d)(ii) using such closing or termination date as the Exercise Date in applying Section 2.25 multiplied by the number of full shares of Common Stock that could have been purchased for such Participant immediately prior to the Change in Control with such amount standing to the Participant’s Account at the Option Price, and that all Options so paid shall terminate.

Article VI

WITHDRAWAL

6.01 General. By written notice to the Company, a Participant may elect to withdraw as a Participant in the Plan for the Offering Period immediately following the Offering Period in which such election is made. For the sake of clarity, a Participant may not withdraw from the Plan during an Offering Period, but may only elect to withdraw from the Plan with respect to Offering Periods that have not commenced. If a Participant withdraws, payroll deductions shall not resume at the beginning of the succeeding Plan Year unless the Participant submits to the Company a new Agreement authorizing payroll deductions.

6.02 Effect on Subsequent Participation. If a Participant withdraws from an Offering Period in accordance with Section 6.01, such Participant shall not be eligible to participate in any further Offering Periods for the Plan Year in which such withdrawal occurs. However, a Participant’s withdrawal from an Offering Period shall not have any effect upon the Participation’s eligibility to participate in any similar plan that may be adopted by the Company or a Subsidiary.

6.03 Termination of Employment. Upon termination of employment as an Eligible Employee, for any reason, the payroll deductions credited to a Participant’s Account during the Offering Period but not yet used to exercise the Option shall be returned to such Participant as soon as administratively practicable, or, in the case of a Participant’s death, the payroll deductions credited to such deceased Participant’s Account shall be paid to his Beneficiary or Beneficiaries as soon as administratively practicable, and the Participant’s Option shall be automatically terminated. A transfer of a Participant’s employment between or among the Company and any Designated Subsidiary or Designated Subsidiaries shall not be treated as a termination of employment for purposes of the Plan.

Article VII

ADMINISTRATION

7.01 Generally. The Plan shall be administered by the Committee. Notwithstanding the foregoing, the Board, in its absolute discretion, may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee, except with respect to any matters which under any applicable law, regulation or rule are required to be determined in the sole discretion of the Committee. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. In addition, the Board shall have discretionary authority to designate, from time to time, without approval of the Company’s stockholders, those Subsidiaries that shall be Designated Subsidiaries, the employees of which are eligible to participate in the Plan.

7.02 Authority of the Committee. The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing sentence or Section 7.01, subject to the express provisions of the Plan, the Committee shall have full and exclusive discretionary authority to interpret and construe any and all provisions of the Plan and any Agreements, determine eligibility to participate in the Plan, adopt rules and regulations for administering the Plan, adjudicate and determine all disputes arising under or in connection with the Plan, determine whether a particular item is included in “Compensation,” and make all other determinations deemed necessary or advisable for administering the Plan. Decisions, actions and determinations by the Committee with respect to the Plan or any Agreement shall be final, conclusive and binding on all parties. The Committee shall also have the authority to appoint an employee (or group of employees), subcommittee or separate governing body or entity (as applicable, the “Plan Manager”), to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time and to revoke any such delegation. In the event of any designation of authority hereunder to the Plan Manager, subject to applicable law, applicable stock exchange rules and any limitations imposed by the Committee in connection with such designation, the Plan Manager shall have the power and authority to take such actions, exercise such powers and make such determinations that are otherwise specifically designated to the Committee hereunder. The Plan Manager shall be considered to be the “Committee” hereunder to the extent of its delegation of authority. The initial Plan Manager shall be the Company’s Employee Benefits Committee.

7.03 Participation Outside the United States. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, establish sub-plans of the Plan which do not satisfy the requirements of Code Section 423 for purposes of effectuating the participation of Eligible Employees employed by a Designated Subsidiary located in countries outside of the United States. For purposes of the foregoing, the Committee may establish one or more sub-plans to: (a) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where the Designated Subsidiary is located; (b) amend or vary the terms of the Plan in each country where the Designated Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Designated Subsidiary, or (c) amend or vary the terms of the Plan in each country outside of the United States where the Designated Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 7.03 shall be reflected in a written appendix to the Plan for each Designated Subsidiary in such country, and shall be treated as being separate and independent from the Plan; provided, the total number of shares of Common Stock authorized to be issued under the Plan shall include any shares of Common Stock issued under such non-Code Section 423 sub-plans. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 7.03 to the Plan Manager.

Article VIII

MISCELLANEOUS

8.01 Designation of Beneficiary.

(a) Except as otherwise required under applicable law, a Participant may file with the Committee a written designation of a Beneficiary who is to receive any Common Stock and/or cash from the Participant’s Account in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such Common Stock and cash. Unless a Participant’s written Beneficiary designation states otherwise, or unless otherwise required under applicable law, the designated Beneficiary shall also be entitled to receive any cash from the Participant’s Account in the event of such Participant’s death prior to exercise of his Option.

(b) A Participant’s designation of Beneficiary may be changed by the Participant at any time by written notice to the Committee. Except as otherwise required under applicable law, in the event of the death of a Participant and in the absence of a valid Beneficiary designation under the Plan at the time of such Participant’s death, the Company shall deliver the shares and/or cash to which the deceased Participant was entitled under the Plan to (i) the Participant’s designated beneficiary (or similar term) under the Company’s 401(k) plan or, in the event such Participant does not have a beneficiary designation, or is otherwise not a participant, in such plan, (ii) the executor or administrator of the estate of such Participant or, if neither clause (i) nor clause (ii) of this proviso applies, as can be determined by the Committee, then (iii) the Company shall deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Committee may designate. Any such delivery or payment shall be a complete discharge of the obligations and liabilities of the Company, the Subsidiaries, the Committee, and the Board under the Plan.

8.02 Transferability. Neither payroll deductions credited to the Participant’s Account nor any rights with regard to the exercise of an Option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way other than by will, the laws of descent and distribution, or as provided under Section 7.01. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Article VI.

8.03 Conditions Upon Issuance of Shares.

(a) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of shares of Common Stock upon any securities exchange or under any Federal, state or non-U.S. law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock hereunder, no Option may be exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option is or may be in the circumstances unlawful, contravene the requirements of any stock exchange, or result in the imposition of excise taxes on the Company or any Subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to shares of Common Stock or Options and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary.

(c) The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares of Common Stock purchasable or otherwise receivable by any person under any Option as it deems appropriate. The certificates (or the equivalent if such shares are held in electronic or book entry form) evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

8.04 Participants Bound by Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or the Board, in any case in accordance with the terms and conditions of the Plan.

8.05 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

8.06 Amendment or Termination. The Board or, to extent permitted by applicable law, the Committee (but not the Plan Manager), may terminate or amend the Plan at any time, with or without notice to Participants. No such termination or amendment of the Plan may materially adversely affect the existing rights of any Participant with respect to any outstanding Option previously granted to such Participant, without the consent of such Participant, except for any amendment or termination permitted by Section 5.04. In addition, no amendment of the Plan by the Board shall, without the approval of the shareholders of the Company, (i) increase the maximum number of shares that may be issued under the Plan, except pursuant to Section 5.04; (ii) change the class of employees eligible to receive Options under the Plan, except as provided by the Board pursuant to the last sentence of Section 7.01; or (iii) change the formula by which the Option Price is determined under the Plan. Subject to applicable law, the Board or the Committee may discontinue or suspend the Plan.

8.07 No Employment Rights. The Plan does not, either directly or indirectly, create an independent right for the benefit of any employee or class of employees to purchase any shares of Common Stock under the Plan. In addition, the Plan does not create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and the Plan shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s employment relationship with the employee and/or interfere in any way with the Company’s or any Subsidiary’s right to terminate, or otherwise modify, an employee’s employment at any time or for any or no reason.

8.08 Indemnification. No current or previous member of the Board, or the Committee or Plan Manager, nor any officer or employee of the Company acting on behalf of the Board, or the Committee or Plan Manager, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. All such members of the Board or the Committee or Plan Manager and each and every officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation of the Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation, or Bylaws, as a matter of law or otherwise.

8.09 Construction of Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely. The words “Article” and “Section” herein shall refer to provisions of the Plan, unless expressly indicated otherwise.

8.10 Term of Plan. Following the adoption of the Plan by the Board, and approval of the Plan by the holders of a majority of the Company’s outstanding voting stock represented and voting at a special or annual meeting of the shareholders where a quorum is present, which approval must occur not earlier than one year before, and not later than one year after, the date the Plan is adopted by the Board, the Plan shall become effective on the Effective Date. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Exercise Date and postpone the commencement of any Offering Period subsequent to such Exercise Date as deemed necessary or desirable to obtain such approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board, (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the first Exercise Date under the Plan.

8.11 Unfunded Status of Plan. The Plan shall be an unfunded plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments, provided that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

8.12 Governing Law. The law of the State of Delaware will govern all matters relating to the Plan except to the extent such law is superseded by the laws of the United States.

8.13 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Eligible Employee shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Eligible Employee may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of an Eligible Employee, at the Eligible Employee’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

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